Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Joseph Jennings (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC, INC. ANNOUNCES CONVERSION OF WARRANTS

ST.  PAUL, August 2, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today that out of a total of 1,120,439 Warrants for purchase of Common Stock of MEDTOX Scientific, Inc., 424,034 were exercised and converted to common stock at $6.75 per share. 497,581 of these warrants expired without being exercised on July 31, 2005. The Company received $2,862,229.50 in proceeds from the common stock warrant conversion. The remaining 198,824 warrants will expire on August 31, 2005. The exercise price of those warrants is $6.75 per share.

The Company also announced that Charlotte Sebastian has joined MEDTOX as Director of Human Resources. Charlotte has over twenty years experience as a human resources professional with extensive exposure to the medical diagnostics industry. Most recently she was Human Resources Manager for the Minnesota Operations of Mentor Corporation and previously was with Medtronic, Inc. Her education and professional credentials include a B.A., M.A. and certification as a Senior Professional in Human Resources (SPHR). As part of her negotiated employment arrangement and as an inducement to accept this position, she has been granted 5,000 restricted shares that vest at the end of four years.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.